Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 8, 2024, with respect to the financial statements of The Proterra Transit and Battery Leasing Business, a part of Proterra Inc., acquired by Phoenix Motor Inc. (the “Acquired Business”).

/s/Ping Xie CPA, LLC

Wilton, CT

April 9, 2024